Filed Pursuant to Rule 424(b)(1) and (b)(7)
Registration Statement No. 333-191328
(Pursuant to Rule 429, also
Registration Statement No. 333-185634)

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 30, 2013

PROSPECTUS SUPPLEMENT

(To prospectus dated October 2, 2013)

1,134,155 Shares

Common Stock

We are selling 80,000 shares of our common stock and the selling shareholders are selling 1,054,155 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. Our common stock is listed on the NYSE MKT under the symbol “EGAS.” The last reported sale price of our common stock on October 29, 2013 was $10.40 per share.

We have granted the underwriters a 30-day option to purchase up to 170,000 additional shares of our common stock to cover over-allotments, if any.

Investing in our common stock involves risks. You should carefully review the section captioned “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions*	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling shareholders	$	$

*	Does not include additional compensation to the underwriters. See “Underwriting” on page S-18 of this prospectus supplement.

The underwriters expect to deliver the shares on or about                     , 2013.

Janney Montgomery Scott

BB&T Capital Markets	Wunderlich Securities

The date of this prospectus supplement is                     , 2013.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, we and the selling shareholders may sell from time to time the securities described in the accompanying prospectus in one or more offerings such as this offering. This prospectus supplement provides you with specific information about the common stock that we and the selling shareholders are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” of this prospectus supplement, before investing in our common stock.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We, the selling shareholders or the underwriters have not authorized any other person to provide you with different information. This prospectus supplement and the accompanying prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

FORWARD LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements are only predictions and not guarantees of performance and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events.

Although we believe that the expectations, estimates and projections reflected in the forward-looking statements are based on reasonable assumptions when they are made, we can give no assurance that these expectations, estimates and projections can be achieved. We believe the forward-looking statements in this prospectus supplement are reasonable; however, you should not place undue reliance on any forward-looking statement, as they are based on current expectations. Future events and actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	our ability to integrate any newly-acquired operations into a cohesive operating unit with ours in a timely manner,

•	fluctuating energy commodity prices,

•	the possibility that regulators may not permit us to pass through all of our costs to our customers,

•	the impact of the Federal Energy Regulatory Commission and state public utility commission statutes, regulations, and actions, including allowed rates of return, and the resolution of other regulatory matters,

•	the impact of weather conditions and alternative energy sources on our sales volumes,

•	future utilization of pipeline capacity, which can depend on energy prices, competition from alternative fuels, the general level of natural gas and propane demand, decisions by customers not to renew expiring supply contracts and weather conditions,

•	the ability to obtain adequate supplies of natural gas or propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport natural gas or propane to customers,

•	changes in federal or state laws and regulations to which we are subject, including tax, environmental, and employment laws and regulations,

•	the ability to meet financial covenants imposed by lenders,

•	the effect of changes in accounting policies, if any,

•	the ability to manage our growth,

•	the ability to control costs,

•	the ability of each business unit to successfully implement key systems, such as service delivery systems,

•	our ability to develop expanded markets and product offerings and our ability to maintain existing markets,

•	our ability to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002,

•	our ability to obtain governmental and regulatory approval of various expansion or other projects, including acquisitions, and

•	other factors described under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our other filings with the SEC.

SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus for an understanding of this offering and our business. You should also read carefully “Risk Factors” beginning on page S-5 for information about important risks that you should consider before making a decision to purchase any shares of stock in this offering. In this prospectus supplement and the accompanying prospectus, references to “we,” “us” and “our” refer to Gas Natural Inc. and its consolidated subsidiaries as a whole, unless the context indicates otherwise.

Our Company

Gas Natural is a natural gas company, primarily operating local distribution companies in seven states and serving approximately 73,000 customers. Our natural gas utility subsidiaries are Bangor Gas Company (Maine), Brainard Gas Corp. (Ohio), Cut Bank Gas Company (Montana), Energy West Montana Inc. (Montana), Energy West Wyoming Inc. (Wyoming), Frontier Natural Gas Company, LLC (North Carolina), Northeast Ohio Natural Gas Corporation (Ohio), Orwell Natural Gas Company (Ohio and Pennsylvania) and Public Gas Company, Inc. (Kentucky). Our operations also include production and marketing of natural gas, gas pipeline transmission and gathering and propane operations. Approximately 87% of our revenues in 2012 were derived from our utility operations. The company was originally incorporated in Montana in 1909. Our mailing address is 1 First Avenue South, Great Falls, Montana 59401 and our phone number is 800-570-5688.

We report our operations under five segments:

Natural Gas Operations. We annually distribute approximately 33 billion cubic feet of natural gas to approximately 70,000 customers through regulated utilities operating in Kentucky, Maine, Montana, North Carolina, Ohio, Pennsylvania and Wyoming.

Pipeline Operations. We own the Shoshone interstate and the Glacier gathering natural gas pipelines located in Montana and Wyoming through our subsidiary Energy West Development, Inc.

Marketing and Production Operations. We annually market approximately 1.8 billion cubic feet of natural gas to commercial and industrial customers in Montana, Wyoming and Ohio, and manage midstream supply and production assets for transportation customers and utilities through our subsidiaries, Energy West Resources, Inc. and Gas Natural Resources, LLC. In addition, Energy West Resources holds lease mineral rights to 20,000 acres in Glacier and Toole Counties in Montana and owns an average 46% gross working interest (average 39% net revenue interest) in 160 natural gas producing wells and gas gathering assets in Glacier and Toole Counties in Montana.

Propane Operations. We deliver liquid propane, heating oil and kerosene to approximately 3,400 residential, commercial and agricultural customers in North Carolina and Virginia through our subsidiary, Independence Oil, LLC.

Corporate and Other. We report corporate and other costs associated with business development, equity transactions and acquisitions, dividend income, activity from our insurance subsidiary, Lone Wolf, LLC, and gains and losses from the sale of marketable securities.

Recent Events

On July 16, 2013, we closed an underwritten public offering of 1,500,000 shares of our common stock at a price of $10.00 per share. Janney Montgomery Scott LLC served as the sole book-running manager for the offering. We also granted to the underwriters a 30-day option to purchase up to an additional 225,000 shares of common stock to cover over-allotments, which was exercised in full on July 23, 2013. We received a total of $16,158,125 in proceeds from the offering, net of the underwriting discount and expenses. We intend to use the net proceeds for capital expenditures, working capital and other general corporate purposes. The offering was made pursuant to our effective shelf Registration Statement on Form S-3.

On October 14, 2013, we entered into an asset purchase agreement with Blue Ridge Energies, LLC to sell substantially all of the assets of our propane operations conducted through our subsidiary, Independence Oil, LLC. The purchase price for the assets is $2,320,000, subject to certain inventory adjustments. The transaction will be consummated upon the fulfillment of various customary closing conditions, including obtaining the consent of one of our lenders.

The Offering

Common stock offered by the selling shareholders	1,054,155 shares

Common stock offered by the Company	80,000 shares

Over-allotment option	170,000 shares of Company common stock

Issue price	$ per share

Shares outstanding after the offering	10,451,678 shares, and 10,621,678 shares if the underwriters exercise their over-allotment option in full.*

Use of proceeds	We expect to use the net proceeds from this offering for capital expenditures, working capital and other general corporate purposes. We will not receive any proceeds from the sale of our common stock by the selling shareholders.

NYSE MKT Equities symbol	EGAS

Risk factors	Before making an investment decision, investors should carefully consider the “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the other risks and uncertainties that are described in the documents that we file with the SEC that are incorporated into this prospectus supplement by reference.

*	Based on the actual number of shares outstanding as of October 29, 2013. Does not include shares reserved for issuance under outstanding stock options or our stock compensation plans.

RISK FACTORS

An investment in our common stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors in addition to the other information contained in this prospectus supplement. The following risk factors, however, may not reflect all of the risks associated with our business or an investment in our common stock.

Risks Related To Our Business

We are subject to comprehensive regulation by federal, state and local regulatory agencies that impact the rates we are able to charge, our costs and profitability.

The public utility commissions in states where we operate and the Federal Energy Regulatory Commission (FERC) regulate many aspects of our distribution and transmission operations. State regulatory agencies set the rates that we may charge customers, which effectively limit the rate of return we are permitted to realize. Our ability to obtain rate increases and rate supplements to maintain the current rate of return and/or recover costs depends upon regulatory discretion. There can be no assurance that we will be able to obtain rate increases or rate supplements or continue to receive the current authorized rates of return, which could negatively impact our financial condition and results of operations.

The state utility regulatory agencies also regulate our public utilities’ gas purchases, construction and maintenance of facilities, the terms of service to our customers, safety and various other aspects of our distribution operations. FERC regulates interstate transportation and storage of natural gas. FERC exercises jurisdiction over the Shoshone transmission pipeline with respect to terms of service, maintenance of facilities, safety and various other aspects of our transmission operations. Also, to the extent that our utilities have contracts for transportation and storage services under FERC-approved tariffs with interstate pipelines, our utilities are subject to FERC rules and regulations pertaining to those services. If we fail to comply with applicable state and federal regulations, we may be subject to fines or penalties.

Our gas purchase practices are subject to annual reviews by state regulatory agencies (a Public Utilities Commission of Ohio review is currently pending) which could impact our earnings and cash flow.

The regulatory agencies that oversee our utility operations may review retrospectively our purchases of natural gas on an annual basis. The purpose of these annual reviews is to reconcile the differences, if any, between the amount we paid for natural gas and the amount our customers paid for natural gas. If any costs are disallowed in this review process, these disallowed costs would be expensed in the cost of gas but would not be recoverable in the rates charged to our customers. The various state regulatory agencies’ review of our gas purchase practices creates the potential for the disallowance of our recovery through gas cost recovery pricing mechanisms. Significant disallowances could affect our earnings and cash flow.

An examination is currently pending for Northeast Ohio Natural Gas Corp. (NEO) and Orwell Natural Gas Company (Orwell) under the gas cost recovery mechanism. NEO’s audit covered the gas cost recovery mechanism from September 2009 through May 2012, and Orwell’s gas cost recovery mechanism covered July 2010 through June 2012.

Operational issues beyond our control could have an adverse effect on our business.

We operate in geographically dispersed areas. Our ability to provide natural gas depends both on our own operations and facilities and those of third parties, including local gas producers and natural gas pipeline operators from whom we receive our natural gas supply. The loss of use or destruction of our facilities or the facilities of third parties due to extreme weather conditions, breakdowns, war, acts of terrorism or other occurrences could greatly reduce potential earnings and cash flows and increase our costs of repairs and replacement of assets. Our losses may not be fully recoverable through insurance or customer rates.

Storing and transporting natural gas and propane involves inherent risks that could cause us to incur significant financial losses.

There are inherent hazards and operation risks in gas and propane distribution activities, such as leaks, accidental explosions and mechanical problems that could cause the loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses to us. The location of pipelines and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. These activities may subject us to litigation and administrative proceedings that could result in substantial monetary judgments, fines or penalties against us. To the extent that the occurrence of any of these events is not fully covered by insurance, they could adversely affect our earnings and cash flow.

Our earnings and cash flow are sensitive to decreases in customer consumption resulting from warmer than normal temperatures and customer conservation.

Our natural gas and propane sales revenue is generated primarily through the sale and delivery of natural gas and propane to residential and commercial customers who use natural gas and propane mainly for space heating. Consequently, temperatures have a significant impact on sales and revenue. Given the impact of weather on our utility operations, our business is a seasonal business. In addition, the average annual natural gas consumption of customers has been decreasing because, among other things, new homes and appliances are typically more energy efficient than older homes and appliances, and customers appear to be continuing a pattern of conserving energy by utilizing more energy efficient heating systems, insulation, alternative energy sources, and other energy savings devices and techniques. A mild winter, as well as continued or increased conservation, in any of our service areas can have a significant adverse impact on demand for natural gas and propane and, consequently, earnings and cash flow.

In 2012, the unseasonably warm weather in the first quarter materially impacted our sales revenue for the year. Heating degree days were down on average across all of our utilities by 10%. Since we do not have a weather normalization adjustment in our rates, our revenue is temperature-sensitive as reflected in our gross margin for 2012.

The increased cost of purchasing natural gas during periods in which natural gas prices are rising significantly could adversely impact our earnings and cash flow.

The rates we are permitted to charge allow us to recover our cost of purchasing natural gas. In general, the various regulatory agencies allow us to recover the costs of natural gas purchased for customers on a dollar-for-dollar basis (in the absence of disallowances), without a profit component. We periodically adjust customer rates for increases and decreases in the cost of gas purchased by us for sale to our customers. Under the regulatory body-approved gas cost recovery pricing mechanisms, the gas commodity charge portion of gas rates we charge to our customers may be adjusted upward on a periodic basis. If the cost of purchasing natural gas increases and we are unable to recover these costs from our customers immediately, or at all, we may incur increased costs associated with higher working capital requirements. In addition, any increases in the cost of purchasing natural gas may result in higher customer bad debt expense for uncollectible accounts and reduced sales volume and related margins due to lower customer consumption.

Volatility in the price of natural gas could result in customers switching to alternative energy sources which could reduce our revenue, earnings and cash flow.

The market price of alternative energy sources such as coal, electricity, propane, oil and steam is a competitive factor affecting the demand for our gas distribution services. Our customers may have or may acquire the capacity to use one or more of the alternative energy sources if the price of natural gas and our distribution services increase significantly. Natural gas has typically been less expensive than these alternative energy sources. However, if natural gas prices increase significantly, some of these alternative energy sources may become more economical or more attractive than natural gas, which could reduce our earnings and cash flow.

The gas industry is intensely competitive and competition has increased in recent years as a result of changes in the price negotiation process within the supply and distribution chain of the gas industry, both of which could negatively impact earnings.

We compete with companies from various regions of the United States and may compete with foreign companies for domestic sales. Many of these companies are larger and have greater financial, technological, human and other resources than we do. Additionally, legislative and regulatory initiatives, at both the federal and state levels, are designed to promote competition. These challenges have been compounded by changes in the gas industry that have allowed certain customers to negotiate gas purchases directly with producers or brokers. We could lose market share or our profit margins may decline in the future if we are unable to remain competitive.

Our earnings and cash flow may be adversely affected by downturns in the economy.

Our operations are affected by the conditions and overall strength of the national, regional and local economies, which impact the amount of residential and industrial growth and actual gas consumption in our service territories. Our commercial customers use natural gas in the production of their products. During economic downturns, these customers may see a decrease in demand for their products, which in turn may lead to a decrease in the amount of natural gas they require for production. In addition, during periods of slow or little economic growth, energy conservation efforts often increase and the amount of uncollectible customer accounts increases. These factors may reduce earnings and cash flow.

Changes in the market price and transportation costs of natural gas could result in financial losses that would negatively impact our results of operations.

We are exposed to the impact of market fluctuations in the price and transportation costs of natural gas. We purchase and store gas for distribution later in the year. We also enter agreements to buy or sell gas at a fixed price. We may use such arrangements to protect profit margins on future obligations to deliver gas at a fixed price, or to attempt to protect against adverse effects of potential market price declines on future obligations to purchase gas at fixed prices. Further, we are exposed to losses in the event of nonperformance or nonpayment by the counterparties to our supply agreements, which could have a material adverse impact on our earnings for a given period.

Changes in current regulations, the regulatory environment and events in the energy markets that are beyond our control may reduce our earnings and limit our access to capital markets.

As a result of the energy crisis in California during 2000 and 2001, the bankruptcy of some energy companies, and the volatility of natural gas prices in North America, companies in regulated and unregulated energy businesses have generally been under increased scrutiny by regulators, participants in the capital markets and debt rating agencies. In addition, the Financial Accounting Standards Board or the SEC may enact new accounting standards that could impact the way we are required to record revenue, expenses, assets and liabilities. In addition, state utility regulatory agencies could enact more stringent rules or standards with respect to rates, cost recovery, safety, construction, maintenance or other aspects of our operations. We cannot predict or control what effect proposed regulations, events in the energy markets or other future actions of regulatory agencies or others in response to such events may have on our earnings or access to the capital markets.

We acquired interests in our natural gas wells by quitclaim deed and cannot guarantee that we hold clear title to our interests or that our interests will not be challenged in the future.

We have an ownership interest in 160 natural gas producing wells in Montana, which provide our marketing and production operations a partial natural hedge when market prices of natural gas are greater than the cost of production. The gas production from these wells provided approximately 19.9% of the volume requirements for Energy West Resource’s Montana market for 2012. We acquired our interests in the wells in 2002 and 2003 by quitclaim deed conveying interests in certain oil and gas leases for the wells. Because the sellers conveyed their interests by quitclaim, we received no warranty or representation from them that they owned their interests free and clear from adverse claims by third parties or other title defects. We have no title insurance, guaranty or warranty for our interests in the wells. Further, the wells may be subject to prior, unregistered agreements, or transfers which have not been recorded.

Accordingly, we cannot guarantee that we hold clear title to our interests or that our interests will not be challenged in the future. If our interests were challenged, expenses for curative title work, litigation or other dispute resolution mechanisms may be incurred. Loss of our interests would reduce or eliminate our production operations and reduce or eliminate the partial natural hedge that our marketing and production subsidiary currently enjoys as a result of our production capabilities. For all of these reasons, a challenge to our ownership could negatively impact our earnings, profits and results of operations.

We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact our business plans and expose us to environmental liabilities.

Environmental regulations that may affect our present and future operations include regulation of air emissions, water quality, wastewater discharges, solid waste and hazardous waste. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and can result in increased capital expenditures and operating costs. Both public officials and private individuals may seek to enforce applicable environmental laws and regulations. We cannot predict the outcome (financial or operational) of any related litigation that may arise.

We may be a responsible party for environmental clean-up at sites identified by a regulatory body in the future. If that occurs, we cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liabilities on all potentially responsible parties.

We cannot be sure that existing environmental regulations will not be revised or that new regulations intended to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our results of operations.

We have a net deferred tax asset of $12.8 million and we cannot guarantee that we will be able to generate sufficient future taxable income to realize a significant portion of this net deferred tax asset, which could lead to a write-down (or even a loss) of the net deferred tax asset and adversely affect our operating results and financial position.

We recorded a net deferred tax asset as the result of our acquisitions of Frontier Natural Gas and Bangor Gas Company in 2007. This tax asset was $12.8 million at December 31, 2012. We may continue to depreciate approximately $82.0 million of Frontier and Bangor’s capital assets using the useful lives and rates employed by those companies, resulting in future potential federal and state income tax benefits over a 20-year period using applicable federal and state income tax rates. Under Internal Revenue Code Section 382, our ability to recognize tax deductions as a result of this tax benefit was limited during the first five years following the acquisitions.

Management will reevaluate the valuation allowance each year on completion of updated estimates of taxable income for future periods, and will reduce the deferred tax asset by the new valuation allowance if, based on the weight of available evidence, it is more likely than not that we will not realize some portion or all of the recognized deferred tax assets. In addition, we cannot guarantee that we will be able to generate sufficient future taxable income to realize the $12.8 million net deferred tax asset over the remaining useful life of the asset. A write down in the deferred tax asset or expiration of the asset before it is utilized would adversely affect our operating results and financial position.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 contains provisions requiring an annual assessment by management, as of the end of the fiscal year, of the effectiveness of internal control for financial reporting, as well as attestation and reporting by independent auditors on our internal control over financial reporting as well as other control-related matters. Because we are currently a smaller reporting company, our independent auditors are not required to attest to our internal controls over financial reporting in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. However, we will likely be subject to auditor attestation in 2015.

Compliance with Section 404 is both costly and challenging. Going forward, there is a risk that we will not be able to conclude that our internal control over financial reporting is effective as required by Section 404. Further, during the course of our testing we may identify deficiencies that we may not be able to remediate in time to meet the deadlines imposed under the Sarbanes-Oxley Act for compliance with Section 404. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could be adversely affected.

Our actual results of operations could differ from estimates used to prepare our financial statements.

In preparing our financial statements in accordance with generally accepted accounting principles, our management often must make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. We consider the regulatory accounting policy to be our most critical because of the uncertainties, judgments, and complexities of the underlying accounting standards and operations involved. Regulatory accounting allows for the actions of regulators to be reflected in the financial statements. Their actions may cause us to capitalize costs that would otherwise be included as an expense in the current period by unregulated companies. If future recovery of costs ceases to be probable, the assets will be written off as a charge in current period earnings.

Our Company’s operations could give rise to risk in cybersecurity attacks.

On October 13, 2011, the SEC’s Division of Corporation Finance issued Topic No. 2, Cybersecurity, relating to cybersecurity risks and cyber incidents. We rely extensively on computer systems to process transactions, maintain information and manage our business. Disruptions in our computer systems could impact our ability to service our customers and adversely affect our sales and the interruption of operations.

Risks Related To Our Acquisition Strategy

We face a variety of risks associated with acquiring and integrating new business operations.

The growth and success of our business will depend to a great extent on our ability to acquire new assets or business operations and to integrate the operations of businesses that we have recently acquired as well as those that we may acquire in the future. We cannot provide assurance that we will be able to:

•	identify suitable acquisition candidates or opportunities,

•	detect all actual and potential problems that may exist in the operations or financial condition of an acquisition candidate,

•	acquire assets or business operations on commercially acceptable terms,

•	effectively integrate the operations of any acquired assets or businesses with our existing operations,

•	manage effectively the combined operations of the acquired businesses,

•	achieve our operating and growth strategies with respect to the acquired assets or businesses,

•	reduce our overall selling, general, and administrative expenses associated with the acquired assets or businesses, or

•	comply with the internal control requirements of Section 404 as a result of an acquisition.

The integration of the management, personnel, operations, products, services, technologies, and facilities of any businesses that we have acquired or may acquire in the future could involve unforeseen difficulties. These difficulties could disrupt our ongoing businesses, distract our management and employees, and increase our expenses, which could have a material adverse effect on our business, financial condition, and operating results.

To the extent we are successful in making an acquisition, we may face a number of related risks.

Any acquisition may involve a number of risks, including the assumption of material liabilities, the terms and conditions of any state or federal regulatory approvals required for an acquisition, the diversion of management’s attention from the management of daily operations to the integration of acquired operations, difficulties in the integration and retention of employees and difficulties in the integration of different cultures and practices, as well as in the integration of broad and geographically dispersed personnel and operations. The failure to make and integrate acquisitions successfully could have an adverse effect on our ability to grow our business.

Subsequent to the consummation of an acquisition, we may be required to take write-downs or write-offs, restructuring and impairment charges or other charges that could have a significant negative impact on our financial condition, results of operations and our stock price.

There could be material issues present inside a particular target business that are not uncovered in the course of due diligence performed prior to the acquisition, and there could be factors outside of the target business and outside of our control that later arise. As a result of these factors, after an acquisition is completed, we may be forced to write-down or write-off assets, restructure our operations or incur impairment or other charges relating to an evaluation of goodwill and acquisition-related intangible assets that could result in our reporting losses. In some acquisitions, goodwill is a significant portion of the purchase price, increasing the losses we would incur if such write-downs or write-offs occurred. In addition, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis.

Future Issuances of our common stock may dilute the interests of existing shareholders.

In connection with our acquisition strategy, we have issued shares of our common stock and expect to issue additional shares of our common stock to finance acquisitions. For example, we recently consummated a transaction to purchase the assets of John D. Marketing. The initial purchase price was paid in shares of our common stock and we will issue additional earn-out shares if the acquired business achieves certain financial milestones. The issuance of any additional shares may result in economic dilution to our existing shareholders.

Risks Related To Our Common Stock

Our ability to pay dividends on our common stock is limited.

We cannot assure you that we will continue to pay dividends at our current monthly dividend rate or at all. In particular, our ability to pay dividends in the future will depend upon, among other things, our future earnings, cash requirements, state ring fencing provisions, and covenants under our existing credit facilities and any future credit agreements to which we may be a party. In addition, acquisitions funded by the issuance of our common stock and the common stock offered in this offering will increase the number of our shares outstanding and may make it more difficult to continue dividends at our current rate.

Financial covenants contained in our credit facilities place constraints on our business and may adversely affect our growth, business, earnings, cash flow, liquidity, and financial condition. Our failure to comply with any of these covenants may result in an event of default which, if not cured or waived, could result in the acceleration of the debt under the credit facilities or other agreements we may enter into from time to time that contain cross-acceleration or cross-default provisions. If this occurs, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness, which could result in a material adverse effect on our business, earnings, cash flow, liquidity and financial condition.

Like other small-cap companies, the price of our common stock can be volatile due to its relatively low trading volume, and sales of shares by our directors and officers could cause decreases in price.

As a smaller public company, our common stock typically has a lower trading volume than Fortune 500 companies and other larger public companies. As of December 31, 2012, our average daily volume for 2012 was 14,124 shares. This low trading volume may have a significant effect on the market price of our common stock. As of October 28, 2013, our directors and officers controlled 14.4% of our outstanding shares, (4.1% following the completion of this offering) which contributes to our low public float, and sales by those individuals could be perceived unfavorably in the market and adversely affect the price of our common stock. Also, Mr. Osborne has pledged his stock to secure various debts. If a default occurs on one or more of these obligations, the pledgees may seek to sell Mr. Osborne’s shares, which could adversely affect our stock price.

Our directors and officers own a significant interest in the Company and could limit new shareholders’ influence on corporate decisions.

Our directors and officers possess a significant influence on all matters submitted to a vote of our shareholders including the election of the members of our board. The interests of these shareholders may not always coincide with our corporate interests or the interests of other shareholders, and they may act in a manner with which you may not agree or that may not be in the best interests of our other shareholders. Also, this concentration of ownership may have the effect of preventing or discouraging transactions involving an actual or a potential change of control of the company, regardless of whether a premium is offered over then current market prices.

The possible issuance of future series of preferred stock could adversely affect the holders of our common stock.

Pursuant to our articles of incorporation, our board of directors has the authority to fix the rights, preferences, privileges and restrictions of unissued preferred stock and to issue those shares without any further action or vote by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future. These adverse effects could include subordination to preferred shareholders in the payment of dividends and upon our liquidation and dissolution, and the use of preferred stock as an anti-takeover measure, which could impede a change in control that is otherwise in the interests of holders of our common stock.

Our charter documents and Ohio law, as well as certain utility laws and regulations, may discourage a third party from attempting to acquire us by means of a tender offer, proxy contest or otherwise, which could adversely affect the market price of our common shares.

Provisions of our articles of incorporation and code of regulations and state utility laws and regulations, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. For example, our charter documents do not permit cumulative voting, allow the removal of directors only for cause, and establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at shareholders’ meetings. Additionally, Ohio corporate law provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition” as defined in the Ohio Revised Code. Assuming compliance with the prescribed notice and information filings, a proposed control share acquisition may be made only if, at a meeting of shareholders, the acquisition is approved by both a majority of our shares and a majority of the voting shares remaining after excluding the combined voting of the “interested shares,” as defined in the Ohio Revised Code. Some takeover attempts may even be subject to approval by the Ohio Division of Securities or the Public Utilities Commission of Ohio. The application of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our common stock.

The value of our common stock may decline significantly if we do not maintain our listing on the NYSE MKT Equities stock exchange.

In addition to federal and state regulation of our utility operations and regulation by the SEC, we are subject to the listing requirements of NYSE MKT. NYSE MKT rules contain requirements with respect to corporate governance, communications with shareholders, the trading price of shares of our common stock, and various other matters. We believe we are in compliance with NYSE MKT listing requirements, but there can be no assurance that we will continue to meet those listing requirements in the future. If we fail to comply with listing requirements, NYSE MKT could de-list our stock. If our stock was de-listed from NYSE MKT, our shares would likely trade in the Over-The-Counter Bulletin Board, but the ability of our shareholders to sell our stock could be impaired because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of the Company may be reduced. Further, because of the additional regulatory burdens imposed upon broker-dealers with respect to de-listed companies, delisting could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares. These factors could have a material adverse effect on the trading price, liquidity, value and marketability of our stock.

Organization, Structure And Management Risks

Our credit facilities contain restrictive covenants that may reduce our flexibility, and adversely affect our business, earnings, cash flow, liquidity and financial condition.

The terms of our credit facilities impose significant restrictions on our ability and, in some cases, the ability of our subsidiaries, to take a number of actions that we may otherwise desire to take, including:

•	requiring us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other business activities,

•	requiring us to meet certain financial tests, which may affect our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate,

•	limiting our ability to sell assets, make investments in or acquire assets of, or merge or consolidate with, other companies,

•	limiting our ability to repurchase or redeem our stock or enter into transactions with our shareholders or affiliates, and

•	limiting our ability to grant liens, incur additional indebtedness or contingent obligations or obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other activities.

Our credit facility with Sun Life Assurance Company of Canada requires us to maintain debt service reserve accounts of $1,072,476 to cover approximately one year of interest payments. We are not able to use these funds for operational cash purposes. The terms allow us to withdraw the funds if a letter of credit is received to replace the restricted cash.

These covenants place constraints on our business and may adversely affect our growth, business, earnings, cash flow, liquidity, and financial condition. Our failure to comply with any of the financial covenants in the credit facilities may result in an event of default which, if not cured or waived, could result in the acceleration of the debt under the credit facilities or other agreements we may enter into from time to time that contain cross-acceleration or cross-default provisions. If this occurs, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness, which could result in a material adverse effect on our business, earnings, cash flow, liquidity and financial condition.

Our primary assets are our operating subsidiaries, and there are limits on our ability to obtain revenue from those subsidiaries, which may limit our ability to pay dividends to shareholders.

We are a holding company with no direct operations and our principal assets are the equity securities of our subsidiary utilities. We rely on dividends from our subsidiaries for our cash flows, thus our ability to pay dividends to our shareholders and finance acquisitions depends on the ability of our subsidiaries to generate sufficient net income and cash flows to pay upstream dividends to us. Currently, as a result of covenants contained in the note purchase agreements with Sun Life, our Ohio subsidiaries are not able to distribute any funds to the holding company. The inability of our Ohio subsidiaries to distribute any funds to the holding company may impact our ability to pay dividends to our shareholders. Further, our subsidiaries are legally distinct from us, and although they are wholly-owned and controlled by us, our ability to obtain distributions from them by way of dividends, interest or other payments (including intercompany loans) is subject to restrictions imposed by their term loans and credit facilities (under which they are borrowers and we are a guarantor). For example:

•	we may cause our Maine, Montana, North Carolina and Wyoming operating subsidiaries to pay a dividend only if the dividend, when combined with dividends over the previous five years, would not exceed 80% of their net income over those years,

•	we may cause our Ohio and Pennsylvania subsidiaries to distribute dividends only if the aggregate amount of all such dividends and any distributions, redemptions and repurchases for the fiscal year do not exceed 70% of their net income.

Additionally, the Montana and Wyoming Public Service Commissions have imposed ring-fencing restrictions under which our Maine, Montana, North Carolina and Wyoming operating subsidiaries must meet certain notice and financial requirements prior to paying dividends that are above certain financial thresholds or irregularly timed.

These dividend restrictions, in addition to other financial covenants contained in the credit facilities and ring-fencing restrictions, place constraints on our business and may adversely affect our cash flow, liquidity and financial condition as well as our ability to finance acquisitions or pay dividends. Further, we may be required to comply with additional covenants. Failure to comply with financial covenants may result in the acceleration of the debt and foreclosure of our assets, which would have a material adverse effect on our business, earnings, cash flow, liquidity and financial condition. For further details on the financial covenants contained in the credit facilities, see “Restrictions on Payment of Dividends” on page 26 of our Annual Report on Form 10-K for the year ended December 31, 2012.

The Wyoming Public Service Commission (WPSC) has asserted jurisdiction over Gas Natural’s activities, which could hinder, delay or prevent us from pursuing acquisitions and other transactions that are important to our short term and long term financial condition and growth.

We obtained the approval of the WPSC for our holding company reorganization in October 2008, but subsequently in connection with our acquisition of the Ohio operations, the WPSC issued an order, affirmed on rehearing issued in November 2011, holding us subject to its general jurisdiction over public utilities. In December 2011, we timely filed a Petition for Review of the WPSC order in the Laramie County, Wyoming District Court. On October 9, 2012, the District Court reversed the WPSC’s finding of jurisdiction and remanded to the WPSC for additional findings. Until the jurisdictional issue is resolved, we cannot predict whether or when the WPSC will assert jurisdiction over us, including activities that take place at the holding company level. If, following deliberations, the WPSC rules that it has jurisdiction over us with respect to any potential acquisition, refinancing of debt or other significant transaction and denies a request by us for exemption with respect to the transaction, it could delay, hinder or prevent us from completing the transaction, negatively impacting our financial condition, results of operations, and growth.

Our performance depends substantially on the performance of our executive officers and other key personnel and the ability of our management team to fully implement our business strategy.

The success of our business depends on our ability to attract, train, retain, and motivate high quality personnel, especially highly qualified managerial personnel. Poor execution in the performance of our management team or the loss of services of key executive officers or personnel could impair our ability to successfully operate the Company and to acquire and integrate new business operations, either of which could have a material adverse effect on our business, results of operations and financial condition.

We have entered into a limited liability operating agreement with third parties to develop and operate oil, gas and mineral leasehold estates, which exposes us to the risk associated with oil, gas and mineral exploration as well as the risks inherent in relying upon third parties in business ventures and we may enter into similar agreements in the future.

We depend upon the performance of third party participants in endeavors such as Kykuit Resources LLC, and their performance of their obligations to us are outside our control. If these parties do not meet or satisfy their obligations under these arrangements, the performance and success of endeavors such as Kykuit may be adversely affected. If third parties to operating agreements and similar agreements are unable to meet their obligations we may be forced to undertake the obligations ourselves or incur additional expenses in order to have some other party perform such obligations. We may also be required to enforce our rights that may cause disputes among third parties and us. If any of these events occur, they may adversely impact us, our financial performance and results of operations.

We have entered into various transactions in which some of our directors have a financial interest, and stockholders and potential investors in Gas Natural may not value these transactions in the same manner as our board.

We have entered into agreements and transactions in which our directors have a financial interest. For example, we recently consummated a transaction with Richard M. Osborne, our chairman of the board and chief executive officer, to purchase the assets of John D. Marketing. John D. Marketing is engaged in the business of marketing natural gas and is controlled by Mr. Osborne. In the future we may enter into other additional related party transactions on a case by case basis. For more information on our related party transactions, see “Certain Relationships and Related Transactions” on page 21 of our definitive proxy statement for the 2013 annual meeting filed with the SEC on May 10, 2013 and our Current Report on Form 8-K filed with the SEC on October 9, 2013.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 80,000 of our shares of common stock, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $         million, based on the offering price of $         per share. If the underwriters exercise their option to purchase an additional 170,000 shares, we estimate that the additional net proceeds to us, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $         million. We expect to use the net proceeds from this offering for working capital, capital expenditures, acquisitions and other general corporate purposes. Pending use of the proceeds of this offering as described above, we intend to invest the proceeds in short-term interest-bearing investment grade instruments.

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. We will, however, bear the costs, other than underwriting discounts and commissions, associated with the sale of shares of common stock by the selling shareholders. The selling shareholders are members of our senior management team. Please see “Selling Shareholders” on page S-17 for more details.

CAPITALIZATION

The following table summarizes our capitalization as of June 30, 2013:

•	The first column is presented on an actual basis;

•	The second column is adjusted to reflect our sale in July 2013 of 1,725,000 shares of our common stock at the offering price of $10.00 per share, after deducting underwriting discounts and estimated offering expenses paid by us; and

•	The third column is adjusted to reflect the July 2013 offering and this offering of 80,000 shares of our common stock, which excludes the 170,000 shares of our common stock subject to the underwriters’ over-allotment option, at the offering price of $ per share, after deducting underwriting discounts and estimated offering expenses payable by us.

The information in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and accompanying notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2013
	Actual	As Adjusted For July Offering	As Adjusted For This Offering
	(In thousands)
Cash and Cash Equivalents	$2,783	$18,941	$

Long-term debt excluding current portion	43,449	43,449		43,449
Stockholders’ Equity
Preferred stock; $0.15 par value, 1,500,000 shares authorized, no shares issues or outstanding	—	—		—
Common stock; $0.15 par value, 15,000,000 shares authorized, 8,646,678; 10,371,678; and 10,451,678 shares issued and outstanding, respectively	1,297	1,556		1,568
Capital in excess of par value	47,017	62,916
Accumulated other comprehensive income	72	72		72
Retained earnings	32,939	32,939		32,939

Total stockholders’ equity	81,325	97,483

TOTAL CAPITALIZATION	$124,774	$140,932	$

COMMON STOCK AND DIVIDENDS

Our common stock trades on the NYSE MKT under the symbol “EGAS.”

The following table sets forth, for the quarters indicated, the range of high and low prices of our common stock on the NYSE MKT Equities. On October 29, 2013, our common stock closed at $10.40.

Quarter Ended	High	Low
September 30, 2013	$10.26	$10.20
June 30, 2013	$10.70	$9.99
March 31, 2013	$10.21	$9.60
December 31, 2012	$10.07	$8.63
September 30, 2012	$10.27	$9.83
June 30, 2012	$11.49	$9.88
March 31, 2012	$11.66	$11.00
December 31, 2011	$11.42	$10.85
September 30, 2011	$11.87	$10.54
June 30, 2011	$11.83	$11.09
March 31, 2011	$11.73	$10.40

Holders of Record

As of October 29, 2013, there were approximately 284 record owners of our common stock. We estimate that approximately 7,400 additional shareholders own stock in accounts at brokerage firms and other financial institutions.

Dividend Policy

We paid a monthly dividend of $0.045 per share during 2012 and 2013 through the date of this prospectus supplement.

Restrictions on Payment of Dividends

As a holding company, our primary assets and sources of cash flow are our operating subsidiaries. The credit facilities of our operating subsidiaries restrict their ability to pay dividends to us, which restricts our ability to pay dividends to our shareholders. Payment of future cash dividends, if any, and their amounts, will be dependent upon a number of factors, including those restrictions, our earnings, financial requirements, number of shares of capital stock outstanding and other factors deemed relevant by our board of directors.

Description of Common Stock

For a description of our common stock, see “Description of Capital Stock” on page 3 of the accompanying prospectus.

SELLING SHAREHOLDERS

Unless otherwise noted, the following table sets forth certain information as of October 29, 2013 regarding the selling shareholders. All information in the following table has been supplied to us by the selling shareholders, we have relied on their representations and we have not sought to independently verify this information.

Richard M. Osborne, as trustee of the Richard M. Osborne Trust, and Thomas J. Smith are selling shares of our common stock in this offering. Mr. Osborne is our chairman and chief executive officer and he has held these positions since 2005 and 2007, respectively. Mr. Osborne’s business address is 8500 Station Street, Suite 113, Mentor, Ohio 44060. Mr. Smith is one of our directors and he has served as our vice president and chief financial officer since November 2007. Mr. Smith’s business address is 8500 Station Street, Suite 100, Mentor, Ohio 44060.

In July 2010, we reincorporated from Montana to Ohio and issued new shares of Gas Natural in replacement of all outstanding shares of common stock of our Montana predecessor. To our knowledge, the shares that Mr. Osborne is selling have been beneficially held by him since he acquired them through (1) open market purchases before the Ohio reincorporation that were re-issued to Mr. Osborne in the name of Gas Natural in connection with the reincorporation, (2) our acquisition on January 5, 2010 of natural gas distribution companies in Ohio and (3) a private transaction with a shareholder of Gas Natural. The shares of common stock that Mr. Smith is selling were issued to him for compensatory purposes starting from December 2007 through the end of 2012. Mr. Smith’s shares were either (1) issued to Mr. Smith in the name of Gas Natural in connection with our Ohio reincorporation and have been beneficially held by him since then, or (2) were issued to Mr. Smith after our 2010 reincorporation but before the end of 2012, and have been beneficially held by him since then.

The percentages of shares owned after this offering are based on the 10,371,678 shares of our common stock outstanding as of October 29, 2013. The information regarding shares beneficially owned after the offering assumes (1) the sale of all shares of common stock offered by the selling shareholders, (2) the sale of 250,000 shares of common stock by us, which includes the sale of shares that may be sold pursuant the over-allotment option granted to the underwriters, and (3) that the selling shareholders do not acquire any additional shares.

Name of selling shareholder	Number of shares beneficially owned prior to offering		Number of shares offered	Number of shares owned after the offering	Percentage of shares owned after the offering
Richard M. Osborne	1,412,688	[1]	1,006,911	405,777	3.8%
Thomas J. Smith	50,457		47,244	3,213		*

[1]	Represents shares owned by Richard M. Osborne, Trustee of the Richard M. Osborne Trust
*	Less than 1%.

UNDERWRITING

Janney Montgomery Scott LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, and Wunderlich Securities, Inc. are the underwriters. Subject to the terms and conditions of the underwriting agreement dated October     , 2013, the underwriters have agreed to purchase from us and the selling shareholders, and we and the selling shareholders have agreed to sell to the underwriters, 1,134,155 shares of our common stock, 80,000 of which will be sold by us, 1,006,911 of which will be sold by Richard M. Osborne, our Chairman and Chief Executive Officer, and 47,244 of which will be sold by Thomas J. Smith, our Chief Financial Officer. Each of the underwriters will buy the number of shares of common stock set forth opposite their respective names below at the public offering price less the underwriting discount of     % on the cover page of this prospectus supplement.

Underwriters	Number of Shares
Janney Montgomery Scott LLC
BB&T Capital Markets
Wunderlich Securities, Inc.

Total	1,134,155

The underwriting agreement provides that obligations of the underwriters to purchase the shares of common stock that are being offered are subject to the approval of certain legal matters by counsel to the underwriters and to certain other conditions. Each underwriter is obligated to purchase all of the shares of common stock being offered by this prospectus (other than shares of common stock covered by the over-allotment option described below) if it purchases any of the shares of common stock.

The underwriters propose to offer some of the shares of common stock to the public initially at the offering price per share shown on the cover page of this prospectus and may offer shares to certain dealers at such price less a concession not in excess of $         per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $         per share to certain other dealers. After the public offering of the shares of common stock, the public offering price and the concessions may be changed by the underwriters.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us and by the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase the over allotment shares:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions to be paid by us	$	$	$	$
Underwriting discounts and commissions to be paid by selling shareholders	$	$	$	$

We estimate that our out-of-pocket expenses for this offering, including the non-accountable expense allowance equal to $100,000 to be paid to Janney Montgomery Scott LLC but excluding the underwriting discounts applicable to the shares sold by the selling shareholders, will be approximately $288,000. We have granted an option to the underwriters to purchase up to 170,000 additional shares exercisable for 30 days after the date of this prospectus supplement at the public offering price, less the underwriting discounts and commissions shown in the above table. The underwriters may exercise such option in whole or in part only to cover over-allotments in the sale of shares of common stock offered by this prospectus supplement. To the extent the underwriters exercise this option, each of the underwriters has a firm commitment, subject to certain conditions, to purchase a number of the additional shares of common stock proportionate to such underwriter’s initial commitment as indicated in the table above that lists the underwriters. In connection with this offering and in compliance with applicable securities laws, the underwriters may over-allot (i.e., sell more shares of common stock than is shown on the cover page of this prospectus) and may effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those which might otherwise prevail in the open market. Such transactions may include making short sales and placing bids for the shares of common stock or effecting purchases of the shares of common stock for the purpose of pegging, fixing or maintaining the price of the shares of common stock or for the purpose of reducing a short position created in connection with the offering. A short position may be covered by exercise of the over-allotment option described above in place of or in addition to open market purchases.

Additionally, the underwriters may engage in syndicate covering transactions, which involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared with the price available under the over-allotment option.

The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. The imposition of a penalty bid may have an effect on the price of the common stock to the extent that it may discourage re-sales of the shares of common stock.

We, the selling shareholders and the underwriters make no representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of the common stock. In addition, we, the selling shareholders and the underwriters make no representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Each underwriter does not intend to confirm sales of the common stock to any accounts over which it exercises discretionary authority.

The underwriting agreement provides that our directors, executive officers and selling shareholders will agree not to, directly or indirectly, sell or otherwise dispose of any of our shares of common stock for a period of 90 days after the completion of this offering, without the prior written consent of Janney Montgomery Scott LLC, on behalf of the underwriters. Together, this group will own 4.1% of the outstanding shares of common stock after this offering (including the exercise of the over-allotment option) is consummated. We have also agreed to make no such sales during this period except in connection with the issuance of shares pursuant to our stock incentive plans for eligible employees, non-employee director stock plan, 401(k) plan and common share purchase and dividend reinvestment plan. We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act.

The underwriters and their affiliates may from time to time in the future provide investment banking and other services to us or the selling shareholders for which they are expected to receive customary fees and commissions. The common shares are listed on the NYSE MKT stock exchange under the symbol “EGAS.”

This prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute this prospectus supplement electronically. The representatives may agree to allocate a number of shares to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

Certain legal matters with respect to the shares of our common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio. Certain legal matters will be passed upon for the underwriters by Taft Stettinius & Hollister LLP, Cleveland, Ohio.

EXPERTS

The consolidated financial statements and financial statement schedules as of and for the years ended December 31, 2012 and 2011, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, were audited by ParenteBeard LLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus supplement does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The SEC allows us to “incorporate by reference” certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below:

•	our Current Reports on Form 8-K filed on October 9, 2013 (File No. 001-34585), and

•	any future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing the initial registration statement and prior to effectiveness of the registration statement, until the termination of the offerings under this prospectus supplement; provided that this prospectus supplement will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

You may request copies of these filings, at no cost, by writing or calling us at:

Gas Natural Inc.

1 First Avenue South

Great Falls, Montana 59401

Attn: Kevin J. Degenstein, President and Chief Operating Officer

Telephone: 800-570-5688

Our SEC filings are also available on our website at www.egas.net. The other information on our website is not, and you must not consider the information to be, a part of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC upon payment of fees prescribed by the SEC and paying a fee for the copying cost. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

We filed a registration statement on Form S-3 to register with the SEC $50,000,000 of the securities that may be offered from time to time by the accompanying prospectus and we subsequently filed another registration statement on Form S-3 to register with the SEC an additional 1,500,000 of the securities that may be offered from time to time for resale by selling shareholders through the accompanying prospectus. Accordingly, as permitted by Rule 429 under the Securities Act of 1933, the accompanying prospectus and this prospectus supplement relate to both registration statements. As permitted by SEC rules, this prospectus supplement does not contain all the information contained in the registration statements or the exhibits to the registration statements. You may refer to the registration statements and accompanying exhibits for more information about us and our securities.

PROSPECTUS

$50,000,000 of Common Stock

and

1,500,000 Shares of Common Stock

To be Sold by Selling Shareholders

This prospectus is part of a shelf registration statement. Under this shelf registration statement, selling shareholders that will be identified in one or more prospectus supplements may offer and sell up to 1,500,000 shares of our common stock owned by the selling shareholders. Also, we may from time to time offer shares of our common stock at prices and on terms determined at the time we offer the shares, up to an aggregate public offering price of $50,000,000. We will provide the specific terms of these offers and sales in supplements to this prospectus.

Our common stock may be sold directly, through agents designated from time to time by us, or to or through underwriters or dealers, or through a combination of these methods. We and any selling shareholder reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of our common stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section of this prospectus captioned “Plan of Distribution.” The net proceeds that will be received by us or any selling shareholder from the sale of our common stock will be set forth in the relevant prospectus supplement. No common stock offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering.

We are a natural gas utility with operations in Kentucky, Maine, Montana, North Carolina, Ohio, Pennsylvania and Wyoming. Our operations also include production and marketing of natural gas, gas pipeline transmission and gathering and propane operations.

Our common stock is listed on the NYSE MKT stock exchange under the symbol “EGAS.” The last reported sales price of our common stock on September 23, 2013 was $10.32 per share.

As of September 23, 2013, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $91,613,529, which was calculated based on 8,877,280 shares of outstanding common stock held by non-affiliates and on a price per share of $10.32, the closing price of our common stock on September 23, 2013. We have already offered and sold 1,725,000 shares of common stock under a prior Registration Statement on Form S-3 (File No. 333-185634), declared effective by the Securities and Exchange Commission on February 1, 2013, the proceeds of which count towards the maximum aggregate public offering price of $50,000,000.

Investing in our common stock involves risks. You should carefully review the section captioned “Risk Factors” beginning on page 2 of this prospectus regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2013.

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the SEC). Under this shelf registration process, we are registering for resale by selling shareholders up to 1,500,000 shares of our common stock. In addition, this prospectus may also be used by us to offer and sell up to an aggregate amount of $50,000,000 of our common stock in one or more offerings.

This prospectus provides a general description of the shares of common stock we or any selling shareholder may offer. Each time we or a selling shareholder sells our stock, we will file a prospectus supplement that will contain specific information about the terms of that offering. See “Plan of Distribution.” The prospectus supplement may also add, update or change information contained in this prospectus. Before investing in our common stock, you should carefully review both this prospectus and any applicable prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.” Any statement that we make in this prospectus that is inconsistent with a statement made by us in a prospectus supplement will be deemed to be modified or superseded by the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor any selling shareholder have authorized anyone to give any information or make any representation about us or any selling shareholder that is different from, or in addition to, that contained in this prospectus or in any of the documents that we have incorporated by reference into this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the common stock offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated or the context requires otherwise, references to “we,” “us,” the “Company” and “Gas Natural” refer to Gas Natural Inc. and its consolidated subsidiaries.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements are only predictions and not guarantees of performance and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events.

Although we believe that the expectations, estimates and projections reflected in the forward-looking statements are based on reasonable assumptions when they are made, we can give no assurance that these expectations, estimates and projections can be achieved. We believe the forward-looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward-looking statement, as they are based on current expectations. Future events and actual results may differ materially from those discussed in the forward-looking statements. Factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	our ability to integrate any newly-acquired operations, including but not limited to John D. Oil & Gas Marketing Company, LLC, into a cohesive operating unit with ours in a timely manner,

•	fluctuating energy commodity prices,

•	the possibility that regulators may not permit us to pass through all of our costs to our customers,

•	the impact of the Federal Energy Regulatory Commission and state public service commission statutes, regulations, and actions, including allowed rates of return, and the resolution of other regulatory matters,

•	the impact of weather conditions and alternative energy sources on our sales volumes,

•	future utilization of pipeline capacity, which can depend on energy prices, competition from alternative fuels, the general level of natural gas and propane demand, decisions by customers not to renew expiring supply contracts and weather conditions,

•	the ability to obtain adequate supplies of propane for retail sale in the event of an interruption in supply or transportation and the availability of capacity to transport propane to customers,

•	changes in federal or state laws and regulations to which we are subject, including tax, environmental, and employment laws and regulations,

•	the ability to meet financial covenants imposed by lenders,

•	the effect of changes in accounting policies, if any,

•	the ability to manage our growth,

•	the ability to control costs,

•	the ability of each business unit to successfully implement key systems, such as service delivery systems,

•	our ability to develop expanded markets and product offerings and our ability to maintain existing markets,

•	our ability to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002,

•	our ability to obtain governmental and regulatory approval of various expansion or other projects, including acquisitions, and

•	other factors described under “Risk Factors” in this prospectus and in our filings with the SEC.

OUR COMPANY

Gas Natural is a natural gas company, primarily operating local distribution companies in seven states and serving approximately 73,000 customers. Our natural gas utility subsidiaries are Bangor Gas Company (Maine), Brainard Gas Corp. (Ohio), Cut Bank Gas Company (Montana), Energy West Montana Inc. (Montana), Energy West Wyoming Inc. (Wyoming), Frontier Natural Gas, LLC (North Carolina), Northeast Ohio Natural Gas Corporation (Ohio), Orwell Natural Gas Company (Ohio and Pennsylvania) and Public Gas Company, Inc. (Kentucky). Our operations also include production and marketing of natural gas, gas pipeline transmission and gathering and propane operations. Approximately 87% of our revenues in 2012 were derived from our utility operations. The Company was originally incorporated in Montana in 1909. Our mailing address is 1 First Avenue South, Great Falls, Montana 59401 and our phone number is 800-570-5688.

We operate under four primary business segments:

Natural Gas Operations. We annually distribute approximately 33 billion cubic feet of natural gas to approximately 69,000 customers through regulated utilities operating in Kentucky, Maine, Montana, North Carolina, Ohio, Pennsylvania and Wyoming.

Pipeline Operations. We own the Shoshone interstate and the Glacier gathering natural gas pipelines located in Montana and Wyoming through our subsidiary Energy West Development, Inc.

Marketing and Production Operations. We annually market approximately 1.8 billion cubic feet of natural gas to commercial and industrial customers in Montana, Wyoming and Ohio, and manage midstream supply and production assets for transportation customers and utilities through our subsidiaries, Energy West Resources, Inc. and Gas Natural Resources, LLC. In addition, Energy West Resources holds lease mineral rights to 20,000 acres in Glacier and Toole Counties in Montana and owns an average 46% gross working interest (average 39% net revenue interest) in 160 natural gas producing wells and gas gathering assets in Glacier and Toole Counties in Montana.

Propane Operations. We acquired the propane operations in August 2011 and we deliver liquid propane, heating oil and kerosene to approximately 3,400 residential, commercial and agricultural customers in North Carolina and Virginia through our subsidiary, Independence Oil, LLC.

RISK FACTORS

Investing in our common stock involves risks. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2012 and any changes to those risk factors described in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, and the other risk factors and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. The occurrence of any of these risks could seriously harm our business, financial condition or results of operations. Please also refer to the section above captioned “Forward Looking Statements.”

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of our common stock offered by this prospectus for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures, acquisitions, refinancing of indebtedness and repurchases or redemptions of securities. We will not receive any proceeds from the sale of securities by any selling shareholder.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation provide that we are authorized to issue 15.0 million shares of common stock, par value $0.15 per share, and 1.5 million shares of preferred stock, par value $0.15 per share.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders, including the election of directors. Cumulative voting is not permitted in the election of directors.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board may determine.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, our common shareholders will receive ratably any net assets that remain after the payment of all of our debts and other liabilities, subject to the senior rights of any preferred stock then outstanding.

Other

Our shares of common stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. The rights, preferences and privileges, including voting rights, of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the board may designate and issue in the future. There are currently no preferred shares outstanding. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 1.5 million shares of preferred stock, in one or more series with such designations, relative rights, preferences, voting rights, limitations, dividend rates, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the board may fix or determine. Any series of preferred stock may have rights and privileges superior to those of our common stock.

No shares of preferred stock have been issued to date, nor do we have any currently designated shares of preferred stock. We currently have no plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation, Code of Regulations and the Ohio General Corporation Law

The provisions of our articles of incorporation and code of regulations and of Ohio law summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in the control or management of our Company.

Articles of Incorporation and Code of Regulations

No Cumulative Voting. Where cumulative voting is permitted in the election of directors, each share is entitled to as many votes as there are directors to be elected and each shareholder may cast all of its votes for a single director nominee or distribute them among two or more director nominees. Thus, cumulative voting makes it easier for a minority shareholder to elect a director. Our articles of incorporation deny shareholders the right to vote cumulatively.

Authorized But Unissued Shares. Our articles of incorporation permit the board to authorize the issuance of preferred stock, and to designate the rights and preferences of our preferred stock, without obtaining shareholder approval. One of the effects of undesignated preferred stock may be to enable the board to render more difficult or to discourage a third party’s attempt to obtain control of Gas Natural by means of a tender offer, proxy contest, merger, or otherwise. The issuance of shares of preferred stock also may discourage a party from making a bid for the common stock because the issuance may adversely affect the rights of the holders of common stock. For example, preferred stock that we issue may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have special voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our code of regulations provides that shareholders seeking to bring business before, or nominate candidates for election as directors at, meetings of shareholders must provide timely notice to us in writing. To be timely for an annual meeting, a shareholder’s notice must be received at our principal office not less than 60 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting. Our code of regulations also prescribes the information required in a shareholder’s notice. These provisions may preclude shareholders from bringing business before, or making nominations for directors at, meetings of shareholders.

Ohio Law

Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code, known as the Merger Moratorium Statute, generally prohibits a wide range of business combinations and other transactions between a publicly-traded Ohio corporation and any person that owns shares representing at least 10% of the voting shares outstanding for three years after the person crosses the 10% threshold, unless prior to crossing the threshold:

•	the board approved for purposes of Chapter 1704 the acquisition that resulted in the interested shareholder crossing the 10% threshold, or

•	the board approved the business combination or other affected transaction.

The Merger Moratorium Statute was designed to prevent many of the self-dealing activities that often accompany highly leveraged acquisitions by preventing an interested shareholder from using the Ohio corporation or its assets or shares for its special benefit without prior board approval. In adopting this statute, Ohio intended to encourage potential acquirers to negotiate with the board of directors of any Ohio corporation to ensure that the shareholders receive fair and equitable consideration for their shares. However, because of the three year moratorium and the requirement for the approval of the business combination or other affected transaction even after the moratorium period, and the fact that the moratorium may not be lifted regardless of the amount of voting stock acquired and regardless of whether a significant percentage of the shareholders approve of the business combination or other transaction, the Merger Moratorium Statute could deter a potential acquirer from making a takeover offer, particularly a hostile offer.

Control Share Acquisition Statute. In addition to the Merger Moratorium Statute, Ohio has adopted Ohio Revised Code Section 1701.831, known as the Control Share Acquisition Statute. The Control Share Acquisition Statute requires shareholder approval of any acquisition, directly or indirectly, by any person, of shares that, together with shares already owned, would entitle the person to exercise more than 20%, 33% or 50% of the total voting shares outstanding. The control share acquisition must be approved in advance by the holders of:

•	at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present, and

•	the holders of a majority of the portion of the voting shares outstanding represented at the meeting, excluding voting shares owned by the acquiring shareholder, owned by officers and employee-directors of the corporation, or that are acquired between the date of the first public disclosure of the proposed control share acquisition and the record date of the meeting to approve the proposed control share acquisition if the owner of such shares paid consideration that exceeds $250,000 or the number of shares acquired exceeds 0.5% of the voting shares outstanding.

The stated purpose of Ohio’s Control Share Acquisition Statute is to give shareholders of an Ohio public corporation a reasonable opportunity to express their views on a proposed shift in control and in that way to reduce the coercion inherent in an unfriendly takeover. However, because of the shareholder vote requirement and the potential difficulties in obtaining the required vote, the Control Share Acquisition Statute could deter a potential acquirer from making a takeover offer.

Ohio Natural Gas Utility Control Bid Statute. Another control bid statute (apart from the Control Share Acquisition Statute) applies only to hostile control bids for securities of natural gas companies or their parent holding companies. Section 4905.403 of the Ohio Revised Code applies to any offer to purchase from an Ohio resident, by a tender offer or otherwise, equity securities of a natural gas company in Ohio that is a public utility, or equity securities of a holding company that controls such a gas company, if after the purchase the offeror would be the direct or indirect beneficial owner of over 10% of a class of equity securities of the gas company or parent holding company. Section 4905.403 only applies to hostile bids. It does not apply to acquisitions if the target company’s directors approved the acquisition before the bidder became the owner of more than 10% of any class of the target’s equity securities.

If a control bid is covered by the statute, the offeror must file the bid with the Public Utilities Commission of Ohio (PUCO) at the time it is made. Within three days of the filing, the PUCO must fix a time for a hearing on whether the acquisition will promote public convenience in Ohio and will result in adequate natural gas service in Ohio by the company at a reasonable rate. Within 20 days of the filing (or a later date agreed to by both the bidder and the target), the PUCO is to issue a public report on its findings. The statute does not permit the PUCO to suspend the control bid. Essentially the legislation requires companies to explain on the record how their hostile takeover bids would benefit Ohio consumers, businesses and communities. Section 4905.403 attempts to protect Ohio consumers through disclosure and public awareness of the control bid’s impact.

Other Provisions of Ohio Law. Section 1707.043 of the Ohio Revised Code provides a corporation, or in certain instances the shareholders of the corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of the corporation within 18 months after proposing to acquire the corporation. Also, Section 1707.041 of the Ohio Revised Code imposes advance filing and notice requirements for tender offers that would cause the purchaser to be directly or indirectly the beneficial owner of more than 10% of any class of the issued and outstanding equity securities of certain Ohio corporations.

SELLING SHAREHOLDERS

This prospectus also relates to the possible resale by certain of our shareholders of up to 1,500,000 shares of our common stock that were issued and outstanding prior to the date of filing of the registration statement of which this prospectus forms a part. The shares included for potential sale by this prospectus were issued to the holders thereof in connection with (i) the reincorporation of the Company from Montana to Ohio in July 2010, when we issued new shares of Gas Natural in replacement of all outstanding shares of our Montana predecessor, (ii) compensating certain of our officers from 2010 through September 23, 2013 or (iii) the acquisition of assets of John D. Oil & Gas Marketing Company, LLC in June 2013.

The identity of any selling shareholder, including any material relationship between us, our affiliates or predecessors, and a selling shareholder within the last three years, the number of shares of our common stock held by a selling shareholder before and after the offering, the number of shares of common stock to be offered by a selling shareholder, the percentage of our shares of common stock held by a selling shareholder before and after the offering, and the price and terms upon which our shares of common stock are to be sold by a selling shareholder will be set forth in a prospectus supplement to this prospectus.

No shareholder will be authorized to use this prospectus for an offering of our securities without first obtaining our consent. Selling shareholders may not sell any shares of our common stock pursuant to this prospectus until we have identified the selling shareholder and the shares being offered for resale by the selling shareholder in a subsequent prospectus supplement. However, selling shareholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We or a selling shareholder may sell our common stock in one or more of the following ways from time to time:

•	to or through underwriters or dealers,

•	by ourselves directly,

•	through agents,

•	through a combination of any of these methods of sale, or

•	through any other methods described in a prospectus supplement.

The prospectus supplements related to an offering of common stock will set forth the terms of that offering, including:

•	the name or names of any underwriters, dealers or agents,

•	the purchase price of the common stock and the proceeds to Gas Natural or a selling shareholder from the sale, and

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation.

If a dealer is used in the sale of common stock, we or a selling shareholder may sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

The underwriters, dealers and agents participating in any distribution of the common stock may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered with us or a selling shareholder to indemnification by us and/or a selling shareholder against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us and/or a selling shareholder for certain expenses.

Selling shareholders may also be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the common stock. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the common stock originally sold by the dealers is purchased in covering transactions to cover syndicate short positions. These transactions, if commenced, may be discontinued by the underwriters at any time.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreement and may provide other commercial banking, investment banking and financial advisory services to us, our subsidiaries and affiliates and/or a selling shareholder from time to time in the ordinary course of business for which they have received customary fees and expenses.

During such time as we may be engaged in a distribution of the common stock covered by this prospectus we are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

LEGAL MATTERS

Certain legal matters with respect to the shares of our common stock offered by this prospectus will be passed upon for us by Kohrman Jackson & Krantz P.L.L., Cleveland, Ohio. Any underwriters, dealers or agents will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The consolidated financial statements and financial statement schedules as of and for the years ended December 31, 2012 and 2011, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, were audited by ParenteBeard LLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules are, and audited financial statements and financial statement schedules to be included in subsequently filed documents will be, incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The SEC allows us to “incorporate by reference” certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2012 as filed on April 1, 2013 (File No. 001-34585),

•	our amended Annual Report on Form 10-K/A for the year ended December 31, 2012 as filed on April 30, 2012 (File No. 001-34585),

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 as filed on May 15, 2013 (File No. 001-34585),

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 as filed on August 14, 2013 (File No. 001-34585),

•	our Current Reports on Form 8-K filed on June 6, 2013, June 28, 2013, July 11, 2013, July 19, 2013, July 23, 2013 and August 6, 2013 (File No. 001-34585),

•	our Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Shareholders as filed on May 10, 2013 (File No. 001-34585), and

•	any future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing the initial registration statement and prior to effectiveness of the registration statement, until the termination of the offerings under this prospectus; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

You may request copies of these filings, at no cost, by writing or calling us at:

Gas Natural Inc.

1 First Avenue South

Great Falls, Montana 59401

Attn: Kevin J. Degenstein, President and Chief Operating Officer

Telephone: 800-570-5688

Our SEC filings are also available on our website at www.egas.net. The other information on our website is not, and you must not consider the information to be, a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC upon payment of fees prescribed by the SEC and paying a fee for the copying cost. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

1,134,155 Shares

Common Stock

Prospectus Supplement

Janney Montgomery Scott

BB&T Capital Markets

Wunderlich Securities

October     , 2013